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EXHIBIT 3.4

                                    LEISURE
                                   INDUSTRIES
                                  CORPORATION

Contact:

                                        Kella  Brown
                                        VP,  Corporate  Communications
                                        Leisure  Industries  Corporation
                                        kbrown@leisureindustries.com
                                        ----------------------------
                                        (702)  992-4272

      LEISURE INDUSTRIES CORPORATION COMPLETES SALE OF VACATION INTERVAL LOAN
                                    PORTFOLIO

   SECOND TRANSACTION REMOVES AN ADDITIONAL $ 20 MM OF DEBT FROM LESR'S BALANCE
                                      SHEET


LAS  VEGAS,  March 26, 2003 - Leisure Industries Corporation of America (NASDAQ:
LESR) today announced the completion of the second phase of the restructuring of its $100 million portfolio of consumer loans. The Company sold its portfolio of vacation interval ownership receivables held by FINOVA to Resort Finance Corporation, for approximately $20 million. The transaction reduces the Company's notes payable by $20 million and removes the corresponding amount of receivables from the Company's balance sheet. This is the second of two recently announced sales of Leisure's portfolio reducing the amount of debt on the Company's balance sheet by approximately $45mm in total.

"Our goal to reduce our debt and to clean up the financial structure previously faced by the Company is one step closer to completion with the closing of this transaction," said Floyd W. Kephart, Chairman and CEO. "Once again, the work of our President and COO, Mike Greco and Dana Myers, Sr. Vice President of Financial Services, has made taking this additional step toward reducing our long term debt a reality," continued Kephart.

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"We  continue  to  negotiate  the  final  transaction  related to the receivable portfolio that we anticipate completing in the second quarter. We expect the changes in our business allocations and re-structuring of the other areas of our balance sheet to be completed with the current audit and these will be presented with the filing of our annual report on April 15, 2003. It is rewarding to our management, the shareholders, our customers and our lenders to see this kind of progress being made," said Kephart.

"Attaining an immediate enhancement of this magnitude to the Company's financial position is an accomplishment at any time but, in the current economic climate, it is very rewarding," said Dana Myers, Senior Vice President of Financial Services of Leisure Industries. "I am equally as excited about the business potential associated with having Resort Finance Corporation as a strategic partner. Through this alliance we have established new receivable facilities and new working relationships," Myers continued.

Leisure Industries is a full-service, vertically-integrated vacation solutions provider specializing in travel and tourism packages, the development and operation of vacation ownership resorts, marketing land for use as vacation home sites, and providing consumer financing to purchasers of vacation ownership interests and land parcels. Leisure Industries is headquartered Las Vegas, Nevada and has properties in Arizona, California, Nevada, New Jersey, Colorado, Florida and Hawaii. For more information on the Leisure Industries group of companies, or to book your dream vacation today, visit www.leisureindustries.com.

                                       ###

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of Leisure Industries (Mego Financial) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Mego Financial's Annual Report on Form 10-KT for the year ended December 31, 2001, and in the Form 10-Q for the quarter ended September 30, 2002, and subsequent documents filed by Mego Financial Corp. with the Securities and Exchange Commission.



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